UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2015

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735 (Commission File Number)	20-8753132 (IRS Employer Identification No.)

27 Drydock Avenue, 2nd Floor
Boston, MA 02210
(Address of principal executive offices and zip code)

(617) 531-6500
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.03        Material Modification to Rights of Security Holders.

The Board of Directors of MetaStat, Inc., a Nevada corporation (the “Company”), has approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-15 (the “Reverse Stock Split”). The Reverse Stock Split was approved by the Company’s stockholders at a special stockholders meeting held on June 22, 2015. On October 7, 2015, the Company issued a press release announcing the Reverse Stock Split and FINRA’s approval thereof. A copy of the press release is filed herewith as Exhibit 99.1.

The Reverse Stock Split is being effected in connection with the Company’s intention to apply to list the Common Stock on the NASDAQ Capital Market or NYSE Market. As of the date of this report, the Common Stock is quoted for trading on the OTC Markets Inc. OTCQB Marketplace and has not been approved for listing on the NASDAQ Capital Market, NYSE Market or any other securities exchange, and any such listing may never occur.

Effective Date; Symbol; CUSIP Number:

The Reverse Stock Split will become effective with FINRA and in the marketplace on October 8, 2015 (the “Effective Date”), at which time the Common Stock will begin trading on a split-adjusted basis. On the Effective Date, the trading symbol for the Common Stock will change to “MTSTD” for a period of 20 business days, after which the final “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “MTST”. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock will change to 59140A203.

Split Adjustment; Treatment of Fractional Shares:

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 15, with such resulting number of shares rounded up to the nearest whole share. The Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Also on the Effective Date, all options, warrants and other convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted by dividing the number of shares of Common Stock into which the options, warrants and other convertible securities are exercisable or convertible by 15 and multiplying the exercise or conversion price thereof by 15, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities.

Certificated and Non-Certificated Shares:

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, TranShare Corporation, at the address set forth below. TranShare will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholder.

TranShare Corporation
4626 S. Broadway
Englewood, CO  80113

Capitalization:

Immediately prior to the Reverse Stock Split, there were 27,830,052 shares of Common Stock outstanding.  After the Reverse Stock Split, there will be approximately 1,855,337 shares of Common Stock outstanding. The Reverse Stock Split will have no effect on the par value of the Common Stock or outstanding shares of preferred stock. Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
99.1	Press Release dated October 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC. By: /s/ Douglas A. Hamilton Name Douglas A. Hamilton Title: President and CEO

Dated: October 8, 2015